Exhibit 23.2
MILLER AND LENTS, LTD.
Consent of Independent Petroleum Engineers
Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102
     The firm of Miller and Lents, Ltd. hereby consents to the use of its name and to the reference to its report regarding the Encore Acquisition Company Proved Reserves and Future Net Revenues as of December 31, 2005, in the annual report on Form 10-K for the year ended December 31, 2005 filed by Encore Acquisition Company with the Securities and Exchange Commission and in Encore Acquisition Company’s Registration Statements on Form S-8 (File Nos. 333-83766 and 333-120422) and on Form S-3 (File No. 333-117036).

MILLER AND LENTS, LTD.

By: /s/ CARL D. RICHARD

Carl D. Richard Senior Vice President
Houston, Texas
March 6, 2006